NOTICE OF REDEMPTION TO THE HOLDERS OF THE 6.75% SERIES C CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK AND DEPOSITARY SHARES OF EQUITY LIFESTYLE PROPERTIES, INC. CUSIP NUMBERS: 29472R306 (Series C Preferred Stock) 29472R405 (Depositary Shares) August 22, 2017 NOTICE IS HEREBY GIVEN THAT, pursuant to Section 5 of the Articles Supplementary filed with the Maryland State Department of Assessments and Taxation on September 11, 2012 (the “Articles Supplementary”) of Equity LifeStyle Properties, Inc. (the “Company”), the Company has elected to redeem on September 25, 2017 (the “Redemption Date”), all of its issued and outstanding 6.75% Series C Cumulative Redeemable Perpetual Preferred Stock (the “Series C Preferred Stock”), which is represented by Depositary Shares (the “Depositary Shares”). Each Depositary Share represents 1/100 of a share of Series C Preferred Stock. After the Redemption Date, no Series C Preferred Stock and no Depositary Shares will remain outstanding. The holder of the Series C Preferred Stock will receive from the Company cash in the amount of $2,500 per share, plus all accrued and unpaid dividends up to, but not including, the Redemption Date in an amount equal to $40.3125 per share of Series C Preferred Stock, for a total payment of $2,540.3125 per share of Series C Preferred Stock (the “Series C Preferred Stock Redemption Price”). The holders of the Depositary Shares will receive cash from the holder of the Series C Preferred Stock in the amount of $25.00 per Depositary Share, plus all accrued and unpaid dividends up to, but not including, the Redemption Date in an amount equal to $0.403125 per Depositary Share, for a total payment of $25.403125 per Depositary Share (the “Depositary Share Redemption Price”). From and after the Redemption Date, dividends on the Series C Preferred Stock and the Depositary Shares, respectively, will cease to accrue and the only remaining right of the holders of the Series C Preferred Stock and the Depositary Shares will be to receive payment of the Series C Preferred Stock Redemption Price and the Depositary Share Redemption Price, respectively. All of the Depositary Shares being called for redemption are held of record by Cede & Co., as nominee of The Depositary Trust Company ("DTC"). Accordingly, the Depositary Shares will be redeemed in accordance with the applicable procedures of DTC. The Redemption Agent for redemption of the Series C Preferred Stock and the Depositary Shares is: American Stock Transfer & Trust Company, LLC Operations Center Attention: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219 (800) 937-5449